UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No.  __)




                           Brigham Exploration Company
-------------------------------------------------------------------------------
                                 (Name of Issuer)


                      Common Stock, Par Value $.01 Per Share
-------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                  109178  10  3
-------------------------------------------------------------------------------
                                  (CUSIP Number)

                                    May, 1997
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          / /  Rule 13d-1(b)

          / /  Rule 13d-1(c)

          /X/  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 10978 10 3                            Page 2 of 15 Pages



  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Resource Investors Management Company Limited Partnership
      06-1148341

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                               (b) /X/

  3   SEC USE ONLY

  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Connecticut


          NUMBER OF          5    SOLE VOTING POWER
           SHARES                 0
        BENEFICIALLY         6    SHARED VOTING POWER
        OWNED BY EACH             1,754,464
          REPORTING          7    SOLE DISPOSITIVE POWER
           PERSON                 0
            WITH             8    SHARED DISPOSITIVE POWER
                                  1,754,464

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,754,464 shares

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      12.08%

 12   TYPE OF REPORTING PERSON*
      PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 10978 10 3                            Page 3 of 15 Pages


  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      RIMCO Associates, Inc.
      06-1144208

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                               (b) /X/

  3   SEC USE ONLY

  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Connecticut


          NUMBER OF          5    SOLE VOTING POWER
           SHARES                 0
        BENEFICIALLY         6    SHARED VOTING POWER
        OWNED BY EACH             1,754,464
          REPORTING          7    SOLE DISPOSITIVE POWER
           PERSON                 0
            WITH             8    SHARED DISPOSITIVE POWER
                                  1,754,464

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,754,464 shares

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      12.08%

 12   TYPE OF REPORTING PERSON*
      CO


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 10978 10 3                            Page 4 of 15 Pages


  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      RIMCO Partners, L.P. II
      06-1264592

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                               (b) /X/

  3   SEC USE ONLY

  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware


          NUMBER OF          5    SOLE VOTING POWER
           SHARES                 0
        BENEFICIALLY         6    SHARED VOTING POWER
        OWNED BY EACH             612,308
          REPORTING          7    SOLE DISPOSITIVE POWER
           PERSON                 0
            WITH             8    SHARED DISPOSITIVE POWER
                                  612,308

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      612,308 shares

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      4.22%

 12   TYPE OF REPORTING PERSON*
      PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 10978 10 3                            Page 5 of 15 Pages


  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      RIMCO Partners, L.P. III
      06-1291935

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                               (b) /X/

  3   SEC USE ONLY

  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware


          NUMBER OF          5    SOLE VOTING POWER
           SHARES                 0
        BENEFICIALLY         6    SHARED VOTING POWER
        OWNED BY EACH             307,031
          REPORTING          7    SOLE DISPOSITIVE POWER
           PERSON                 0
            WITH             8    SHARED DISPOSITIVE POWER
                                  307,031

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      307,031 shares

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.11%

 12   TYPE OF REPORTING PERSON*
      PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 10978 10 3                            Page 6 of 15 Pages


  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      RIMCO Partners, L.P. IV
      06-1327489

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                               (b) /X/

  3   SEC USE ONLY

  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware


          NUMBER OF          5    SOLE VOTING POWER
           SHARES                 0
        BENEFICIALLY         6    SHARED VOTING POWER
        OWNED BY EACH             835,125
          REPORTING          7    SOLE DISPOSITIVE POWER
           PERSON                 0
            WITH             8    SHARED DISPOSITIVE POWER
                                  835,125

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      835,125 shares

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.75%

 12   TYPE OF REPORTING PERSON*
      PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  Item 1(a).   Name of Issuer:

               Brigham Exploration Company

  Item 1(b).   Address of Issuer's Principal Executive Offices:

               6300 Bridge Point Parkway
               Building Two
               Suite 500
               Austin, Texas 78730

    Item 2(a).   Names of Persons Filing*:

               Resource Investors Management Company Limited
                  Partnership ("RIMCO")
               RIMCO Associates, Inc. ("Associates')
               RIMCO Partners, L.P. II ("RPLP II")
               RIMCO Partners, L.P. III ("RPLP III")
               RIMCO Partners, L.P. IV ("RPLP IV")

               *See Exhibit A for a description of the relationship among the reporting persons.

  Item 2(b).    Address of Principal Business Office or, if None, Residence:

                The address of the principal business office of RIMCO and Associates is:

                22 Waterville Road
                Avon, Connecticut 06001

                The address of the principal business office of RPLP II, RPLP III and RPLP IV is:

                600 Travis
                Suite 6875
                Houston, Texas 77002

  Item 2(c).    Citizenship:

                The citizenship (place of organization) of RIMCO and Associates is the State of Connecticut.

                The citizenship (place of organization) of RPLP II, RPLP III and RPLP IV is the State of Delaware.

  Item 2(d).    Title of Class of Securities:

                Common Stock, par value $.01 per share ("Common Stock")

  Item 2(e).    CUSIP Number:

                109178 10 3

  Item 3. If this statement is filed pursuant to SS240.13d-1(b) or 240.13d-2(b) or (c), check whether person is filing as a:

                Not Applicable

  Item 4.       Ownership.*

                Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                (a)  Amount Beneficially Owned:

                     RIMCO:        1,754,464 shares
                     Associates:   1,754,464 shares
                     RPLP II:        612,308 shares
                     RPLP III:       307,031 shares
                     RPLP IV:        835,125 shares


                (b)  Percent of Class:

                     RIMCO:            12.26%
                     Associates:       12.26%
                     RPLP II:           4.22%
                     RPLP III:          2.11%
                     RPLP IV:           5.75%

                (c)  Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote:

                     RIMCO:                0 shares
                     Associates:           0 shares
                     RPLP II:              0 shares
                     RPLP III:             0 shares
                     RPLP IV:              0 shares

                (ii)  Shared power to vote or to direct the vote:

                      RIMCO:       1,754,464 shares
                      Associates:  1,754,464 shares
                      RPLP II:       612,308 shares
                      RPLP III:      307,031 shares
                      RPLP IV:       835,125 shares

                (iii) Sole power to dispose or to direct the disposition of:

                     RIMCO:                0 shares
                     Associates:           0 shares
                     RPLP II:              0 shares
                     RPLP III:             0 shares
                     RPLP IV:              0 shares

                (iv) Shared power to dispose or to direct the disposition of:

                     RIMCO:        1,754,464 shares
                     Associates:   1,754,464 shares
                     RPLP II:        612,308 shares
                     RPLP III:       307,031 shares
                     RPLP IV:        835,125 shares


*See Exhibit A for a description of the relationships among reporting persons.


  Item 5.    Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following[ ].

  Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

                        Not applicable

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                        Not applicable

  Item 8.    Identification and Classification of Members of the Group.

                        Not applicable

  Item 9.      Notice of Dissolution of Group.

                        Not applicable

  Item 10.     Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of each of the following reporting persons, each reporting person certifies that the information set forth in this statement is true, complete and correct.


Date: November 15, 1999

Signature:                        Resource Investors Management Company
                                  Limited Partnership

                                  By:  RIMCO Associates, Inc.,
                                       Its General Partner


                                  By: /s/ David R. Whitney
                                      ---------------------------------
                                      Name:  David R. Whitney
                                      Title: Vice President


Date: November 15, 1999

Signature:                        RIMCO Associates, Inc.

                                  By: /s/ David R. Whitney
                                      ---------------------------------
                                      Name:  David R. Whitney
                                      Title: Vice President


Date: November 15, 1999

Signature:                        RIMCO Partners, L.P. II
                                  By:  Resource Investors Management
                                       Company Limited Partnership,
                                       Its General Partner

                                  By:  RIMCO Associates, Inc.
                                       Its General Partner

                                  By: /s/ David R. Whitney
                                       --------------------------------
                                       Name:  David R. Whitney
                                       Title: Vice President


Date:  November 15, 1999

Signature:                        RIMCO Partners, L.P.  III
                                  By:  Resource Investors Management
                                       Company Limited Partnership
                                       Its General Partner

                                  By:  RIMCO Associates, Inc.,
                                       Its General Partner

                                  By: /s/ David R. Whitney
                                       --------------------------------
                                       Name:  David R. Whitney
                                       Title: Vice President


Date: November 15, 1999

Signature:                        RIMCO Partners, L.P.  IV

                                  By:  Resource Investors Management
                                       Company Limited Partnership
                                       Its General Partner

                                  By:  RIMCO Associates, Inc.,
                                       Its General Partner

                                  By: /s/ David R. Whitney
                                       --------------------------------
                                       Name:  David R. Whitney
                                       Title: Vice President



   List of Exhibits

   Exhibit A - Description of Relationship Among Reporting Persons

   Exhibit B - Agreement for Joint Filing on Behalf of Each Reporting Person

                                    EXHIBIT A



               DESCRIPTION OF RELATIONSHIP AMONG REPORTING PERSONS

          RPLP II is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry. RPLP II is the record owner of 612,308 shares of Common Stock of Brigham Exploration Company or 4.22% of the outstanding Common Stock of Brigham Exploration Company.

          RPLP III is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry. RPLP III is the record owner 307,031 shares of Common Stock of Brigham Exploration Company or 2.11% of the outstanding Common Stock of Brigham Exploration Company.

          RPLP IV is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry. RPLP IV is the record owner of 835,125 shares of Common Stock of Brigham Exploration Company or 5.75% of the outstanding Common Stock of Brigham Exploration Company.

          RIMCO is the managing general partner of RPLP II, RPLP III and RPLP IV, and thus may be deemed to be the indirect beneficial owner of the shares of Brigham Exploration Company held by each of RPLP II, RPLP III and RPLP IV.

          Associates is the managing general partner of RIMCO, and thus may also be deemed to be the indirect beneficial owner of the shares of Brigham Exploration Company held by each of RPLP II, RPLP III and RPLP IV.

                                    EXHIBIT B

                                    AGREEMENT

          Pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to the filing of this Statement on
  Schedule 13G on its behalf.

          This agreement may be signed in one or more counterparts.

                                  Resource Investors Management Company
                                  Limited Partnership

                                  By:  RIMCO Associates, Inc.,
                                       Its General Partner


  Date:  November 15, 1999         By: /s/ David R. Whitney
                                      ---------------------------------
                                      Name:   David R. Whitney
                                      Title:  Vice President


                                  RIMCO Associates, Inc.

  Date:  November 15, 1999         By: /s/ David R. Whitney
                                      ---------------------------------
                                      Name:   David R. Whitney
                                      Title:  Vice President


                                  RIMCO Partners, L.P. II

                                  By:  Resource Investors Management
                                       Company Limited Partnership,
                                       Its General Partner

                                  By:  RIMCO Associates, Inc.,
                                       Its General Partner

  Date:  November 15, 1999         By: /s/ David R. Whitney
                                      ---------------------------------
                                      Name:  David R. Whitney
                                      Title: Vice President


                                  RIMCO Partners, L.P. III

                                  By:  Resource Investors Management
                                       Company Limited Partnership
                                       Its General Partner

                                  By:  RIMCO Associates, Inc.,
                                       Its General Partner

  Date:  November 15, 1999         By: /s/ David R. Whitney
                                      ---------------------------------
                                      Name:  David R. Whitney
                                      Title: Vice President

                                  RIMCO Partners, L.P. IV

                                  By:  Resource Investors Management
                                       Company Limited Partnership
                                       Its General Partner

                                  By:  RIMCO Associates, Inc.,
                                       Its General Partner

  Date:  November 15, 1999         By: /s/ David R. Whitney
                                      ---------------------------------
                                      Name:  David R. Whitney
                                      Title: Vice President